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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [x] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              JUNO LIGHTING, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         Common Stock, $.01 par value, of Juno Lighting, Inc.
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     (2) Aggregate number of securities to which transaction applies:

         Not applicable.
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         Not applicable.
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     (4) Proposed maximum aggregate value of transaction:  Not applicable.
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     (5) Total fee paid:  Not applicable.
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:  Not applicable.
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     (2) Form, schedule or registration statement no.:  Not applicable.
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     (3) Filing party:  Not applicable.
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     (4) Date filed:  Not applicable.
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                                   JUNO LOGO

                   IMPORTANT SPECIAL MEETING ON JUNE 29, 1999

                                                                   June 11, 1999

DEAR FELLOW STOCKHOLDER:

                         VOTE "FOR" THE PROPOSED MERGER

     Your Board of Directors has unanimously approved an agreement and plan of recapitalization and merger with Fremont Investors I, LLC designed to maximize value for all Juno stockholders. After carefully reviewing the strategic alternatives available to Juno and conducting a comprehensive and orderly auction process, your Board believes that this merger is in the best interests of all Juno stockholders. IN REACHING ITS DECISION, YOUR BOARD RECEIVED AND REVIEWED THE WRITTEN OPINION OF WILLIAM BLAIR & CO. LLC, AN INDEPENDENT, NATIONALLY-RECOGNIZED INVESTMENT BANK, THAT THE CONSIDERATION TO BE RECEIVED BY JUNO STOCKHOLDERS IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW.

     Please note that Fremont Investors has no relationship, business or otherwise, with Robert S. Fremont, the Chairman and Chief Executive Officer of Juno.

     You should have recently received a proxy statement/prospectus relating to a special meeting of Juno stockholders to be held on June 29th to consider and approve the merger and related matters. If you do not vote "FOR" the transaction, this opportunity to maximize the value of your investment in Juno will be lost. There is no guarantee that an alternative transaction will emerge at the same value or that your shares will continue to trade at their current level.

     REMEMBER, NOT VOTING IS THE SAME AS VOTING "AGAINST". WE STRONGLY URGE YOU TO VOTE "FOR" THE MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD TODAY.

                             BENEFITS OF THE MERGER

     -   JUNO STOCKHOLDERS RECEIVE A SIGNIFICANT PREMIUM:   The $25 price
         represents a premium of approximately 22% over the Juno closing price of $20.50 per share on March 26, 1999, the day of the merger announcement.

     -   JUNO STOCKHOLDERS HAVE THE CHOICE OF CASH OR STOCK, SUBJECT TO
         PRORATION: You may elect with respect to each share of Juno common stock you own to receive either $25 in cash or one share of common stock of Juno, the surviving corporation in the merger, subject to proration. If you elect to receive cash, you will receive cash for at least 87.1% of your shares and possibly for all your shares. You will receive one share of Juno common stock for each of your shares that are not acquired for cash. You may make a different election with respect to each share you own.

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     -   WILLIAM BLAIR VALUED NEW JUNO STOCK AT $25 PER SHARE:   William Blair
         valued Juno's newly issued shares at $25 per share based on its analysis of Juno's pro forma 1999 and 2000 earnings per share and its discounted cash flow analysis based upon Juno's projected financial results.

     -   THE TRANSACTION AVOIDS GOODWILL CHARGES:   The transaction was
         structured as a recapitalization with certain of Juno's existing shares remaining outstanding in order to avoid substantial goodwill charges.

                   COMPREHENSIVE AND ORDERLY AUCTION PROCESS

     Beginning in June 1998, your Board commenced a comprehensive and orderly auction process designed to maximize stockholder value. This process was conducted on a confidential basis to minimize disruption to the Company's operations and its relationships with customers, suppliers and employees. This diligent and thorough process included:

     - Engaging two investment banking firms, William Blair and Goldman, Sachs & Co., to manage this comprehensive and orderly auction process;

     - Contacting all potential strategic and financial buyers identified by these firms, including 45 strategic buyers and 33 financial buyers;

     - Delivering confidential materials describing Juno and its operations to all of the potential buyers who expressed an interest in a transaction with Juno. Thirty-four firms expressed such an interest and were sent materials;

     - Entering into discussions with all of the potential buyers who continued to express further interest in a transaction with Juno;

     -   Negotiating and executing a merger agreement;

     - Preserving your Board's right under the merger agreement to consider and accept a superior proposal.

     YOUR BOARD STRONGLY BELIEVES THAT THIS DILIGENT AND THOROUGH PROCESS RESULTED IN THE TRANSACTION THAT IS IN THE BEST INTERESTS OF, AND MAXIMIZES VALUE FOR, ALL JUNO STOCKHOLDERS. In deciding how to vote, we ask that you keep in mind the following facts:

     - NO OTHER BIDDER IN THIS PROCESS WAS WILLING TO ENTER INTO A TRANSACTION WITH A PER SHARE PRICE EQUAL TO OR BETTER THAN THE FREMONT MERGER CONSIDERATION.

     - DESPITE WIDESPREAD PUBLICITY SINCE THE MERGER WAS ANNOUNCED ON MARCH 26, 1999, NO THIRD PARTY -- FINANCIAL OR STRATEGIC -- HAS MADE AN INQUIRY OR PROPOSAL REGARDING AN ACQUISITION OF JUNO.

     - JUNO'S DIRECTORS AND OFFICERS OWN A SIGNIFICANT AMOUNT OF THE JUNO STOCK AND THEIR INTERESTS ARE DIRECTLY ALIGNED WITH THE INTERESTS OF ALL JUNO STOCKHOLDERS.

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                   LENS, INC.'S ATTEMPT TO DERAIL THE MERGER
                            BY DISTORTING THE FACTS

     Your Board believes that Lens is attempting to derail the merger by distorting facts relating to the agreement. Take a closer look:

     Lens claims that Juno conducted a "secret, selective process" and that it knows of one potential strategic buyer that was not invited to make a bid for Juno. As we have clearly demonstrated, we conducted a comprehensive, orderly process through which we contacted 78 potential buyers. When challenged to provide your Board with the names of any additional potential buyers, Lens failed to do so. To date, Lens' phantom buyer has not come forward.

     Lens wants you to believe that the transaction serves the interest of management at the expense of the stockholders because the stock incentive plan was a condition of the merger. NOTHING IS FURTHER FROM THE TRUTH. In fact, Fremont Partners insisted on having appropriate incentives in place to ensure that the value of Juno will be maximized going forward by aligning the interests of employees with stockholders. The adoption of such a plan is customary in recapitalization transactions and will replace the Company's existing plan. A committee of Juno's Board consisting of non-employee directors will grant these options over time based on performance and consistent with the best interests of all stockholders.

     Lens claims that "the timing is bad" to sell the Company. However, the stock market is close to an all-time high, the economy is showing unprecedented strength, and interest rates are low. How much better could the timing be?

     Lens has asserted that Juno is worth more as a stand-alone entity than the price offered by Fremont Investors. Lens claims that the average lighting industry EV/EBITDA(1) multiple is 10.4x and that Juno should trade at least at this multiple. WE BELIEVE LENS' SELECTIVE "VALUATION ANALYSIS" IS FLAWED AND MISLEADING. As of May 31, 1999, the peer(2) average EV/EBITDA multiple was 8.7x -- not 10.4x as Lens claims. Further, the EV/EBITDA multiples of Genlyte, Holophane and LSI, the three companies that we believe are most comparable to Juno, were 5.1x, 7.4x and 7.3x, respectively, as of May 31, 1999. Juno traded at an EV/EBITDA multiple of 6.8x immediately prior to the announcement of the merger.

     WE URGE YOU TO REJECT LENS' DISTORTION OF THE FACTS.

---------------

(1) EV/EBITDA multiple means Enterprise Value (market value of common capital plus total debt less cash and cash equivalents) divided by EBITDA (trailing 12 months earnings before interest, taxes, depreciation and amortization).

(2) These "peers" are The Genlyte Group Incorporated, Holophane Corporation, LSI Industries Inc. and SLI, Inc; the multiple for Advanced Lighting Technologies, Inc. of 91.5x has been excluded as not meaningful.
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                         LENS' MISLEADING "ALTERNATIVE"

     Stockholders should remember that Lens is not offering you anything for your shares. However, in what we believe is an ill-conceived attempt to derail the merger, Lens has proposed a so-called "alternative." This flawed and ill-conceived alternative involves the repurchase by Juno of approximately 45% of its outstanding stock at $25 per share to be followed by a possible public auction of Juno at a sales price in excess of $25 per share for the remaining stock with no guarantee that a buyer would surface.

     The Lens alternative is flawed and not in the best interests of Juno stockholders. In fact, this Lens alternative is not a real alternative at all, and there is no assurance it will ever be consummated. Consider carefully the following:

     - We believe a share buyback would have absolutely no impact on the ultimate value of Juno. Lens itself admits that the value of Juno should be based on enterprise value as a multiple of EBITDA. This multiple is not affected by any share buyback.

     - No reasonable individual would sell shares back to Juno for $25 if, as Lens wants you to believe, stockholders would get a higher per share price in a sale of Juno following the buyback. Lens' logic is flawed.

     - Lens' so-called alternative would result in you getting $25 per share for only 45% of your stock in the buyback. The Fremont transaction offers you an immediate $25 per share for at least 87.1% of your stock in cash, with the remainder in stock valued by William Blair at $25 per share.

     - The Board determined that a buyback would discourage other companies from buying Juno in a stock transaction because it would prevent pooling-of-interest treatment for a significant period of time, thus significantly reducing the number of potential buyers.

     - Remember, after contacting 78 potential buyers, no one was willing to enter into a transaction equal to or better than the Fremont transaction.

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            THE FUTURE OF YOUR INVESTMENT IS AT STAKE -- DON'T DELAY

     By voting "FOR" this transaction, stockholders can receive a purchase consideration of $25 in cash and/or stock. This valuation has been achieved following a comprehensive auction process. Lens has not provided an alternative -- only misplaced and flawed criticism which is intended to derail the merger. REMEMBER, THE MARKET PRICE OF YOUR JUNO COMMON STOCK MAY DECLINE SUBSTANTIALLY IF THE MERGER IS NOT CONSUMMATED.

     Your Board of Directors urges you to vote "FOR" Juno's merger with Fremont Investors. We strongly believe this merger is in the best interests of all Juno stockholders. Please sign, date and mail the proxy card today in the enclosed, postage paid envelope. Remember, your vote is important and time is of the essence, so please act today.
                                          Sincerely,
                                          /s/ ROBERT S. FREMONT

                                          ROBERT S. FREMONT
                                          Chairman of the Board and
                                          Chief Executive Officer

     If you have questions, or need additional information, please call D.F. King & Co., Inc., which is assisting us, at 1-800-578-5378.

THIS SOLICITATION RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE JUNE 29, 1999 MEETING. A PROXY STATEMENT/ PROSPECTUS RELATING TO THE SHARES OF JUNO COMMON STOCK TO BE ISSUED IN THE MERGER HAS BEEN MAILED TO JUNO STOCKHOLDERS. THE RECOMMENDATION BY YOUR BOARD THAT YOU APPROVE THE MERGER IS NOT A RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD ELECT TO RECEIVE SHARES OF JUNO COMMON STOCK IN THE MERGER.

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